EXHIBIT 5.1


            [DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C. LETTERHEAD]
                        ATTORNEYS AND COUNSELORS AT LAW

                                February 2, 1999


FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

Ladies and Gentlemen:

     FBL Financial Group, Inc., an Iowa corporation (the "Company") is filing post-effective amendment number 1 to its Registration Statement (#333-08567) on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act") in connection with the proposed sale of up to an additional 300,000 shares of Class A Common Stock, without par value, of the Company (the "Additional FBL Common Shares").

     As counsel to the Company, we have examined the corporate proceedings and such other legal matters as we deemed relevant to the authorization and issuance of the Additional FBL Common Shares covered by post-effective amendment number 1 to the Registration Statement. Based on such examination, it is our opinion that the issuance of the Additional FBL Common Shares has been duly authorized and, when sold as described in post-effective amendment number 1 to the Registration Statement the Additional FBL Common Shares will be legally issued, fully paid and nonassessable.

     We do not find it necessary for the purpose of this opinion, and, accordingly, do not purport to cover herein, the application of the "Blue Sky" or securities laws of various states to offers or sales of the Additional FBL Common Shares.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references therein to our firm in such Registration Statement.

                                         Very truly yours,

                              DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.

                                         /s/ Donald J. Brown
                                         Donald J. Brown